As filed with the U.S. Securities and Exchange Commission on September 14, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________________________________
HEALTH CATALYST, INC.
(Exact name of registrant as specified in its charter)
________________________________________________________________

Delaware	45-3337483
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
10897 South River Front Parkway #300
South Jordan, UT 84095
(Address of Principal Executive Offices)
______________________________________________________________
Health Catalyst, Inc. 2026 Employment Inducement Incentive Plan
(Full title of the plan)
______________________________________________________________
Simeon Michael Kohl
Chief Executive Officer
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, UT 84095
(Name and address of agent for service)
(801) 708-6800
(Telephone number, including area code, of agent for service)
______________________________________________________________

Copies to:
Richard A. Kline Erica D. Kassman Latham & Watkins LLP 801 Jefferson Ave, Suite 300 Redwood City, CA 94063 (650) 328-4600	Benjamin Landry Health Catalyst, Inc. 10897 South River Front Parkway #300 South Jordan, UT 84095 (801) 708-6800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Health Catalyst, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 2,747,385 shares of its common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Health Catalyst, Inc. 2026 Employment Inducement Incentive Plan (the “2026 Inducement Plan”) adopted by the Registrant’s board of directors on September 4, 2026. The 2026 Inducement Plan provides for the grant of equity-based awards, including stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards, cash based awards, and dividend equivalent rights to eligible employees of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2026 Inducement Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 12, 2026, as amended by the Form 10-K/A filed with the Commission on April 30, 2026 (together, the “Annual Report”);

(b) The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 11, 2026 and August 6, 2026;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 23, 2026, February 18, 2026 (except for Item 7.01 and Exhibit 99.1), April 3, 2026, April 27, 2026, April 30, 2026 (except for Item 7.01 and Exhibit 99.1), June 4, 2026 (except for Item 7.01 and Exhibit 99.1), July 20, 2026, August 6, 2026 (except for Items 2.02 and 7.01 and Exhibits 99.1 and 99.2), September 8, 2026 (except for Item 7.01 and Exhibit 99.1), and September 14, 2026 (except for Item 7.01 and Exhibit 99.1); and

(d) The description of the Registrant’s Common Stock contained in Exhibit 4.6 to the Registrant’s Annual Report, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability in limited circumstances. These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•the Registrant will indemnify its directors and executive officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and executive officers, and in the discretion of its board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has or will enter into indemnification agreements with each of its directors, executive officers and certain other officers. These agreements provide that the Registrant will indemnify each of its directors, executive officers, certain other officers and, at times, their affiliates, to the fullest extent permitted by the DGCL.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation.	S-1/A	333-232400	3.2	7/12/2019

4.2	Amended and Restated Bylaws.	S-1/A	333-232400	3.4	7/12/2019

4.3	Amendment to Amended and Restated Bylaws.	8-K	001-38993	3.1	8/02/2021

4.4	Form of Common Stock Certificate of the Registrant.	S-1/A	333-232400	4.1	7/12/2019

4.5	Health Catalyst 2026 Employment Inducement Incentive Plan, and forms of agreement thereunder.	8-K	001-38993	10.5	9/08/2026

5.1	Opinion of Latham & Watkins LLP.	Filed Herewith

23.1	Consent of Independent Registered Public Accounting Firm.	Filed Herewith

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	Filed Herewith

24.1	Power of Attorney (contained on signature page hereto).	Filed Herewith

107	Filing Fee Table	Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Jordan, State of Utah, on September 14, 2026.

HEALTH CATALYST, INC.

By:	/s/ Jason Alger
Jason Alger
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Simeon Kohl, Jason Alger, and Benjamin Landry, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Health Catalyst, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Simeon Kohl	Chief Executive Officer and Director	September 14, 2026
Simeon Kohl	(Principal Executive and Operating Officer)

/s/ Jason Alger	Chief Financial Officer	September 14, 2026
Jason Alger	(Principal Financial and Accounting Officer)

/s/ Mathew Arens	Director	September 14, 2026
Mathew Arens

/s/ Jill Hoggard Green	Director	September 14, 2026
Jill Hoggard Green

/s/ Steven Nelson	Director	September 14, 2026
Steven Nelson

/s/ Julie Larson-Green	Director	September 14, 2026
Julie Larson-Green

/s/ Justin Spencer	Director	September 14, 2026
Justin Spencer